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                                                                     Exhibit 4.3

                               SECOND AMENDMENT
                                      TO
                         SHAREHOLDER RIGHTS AGREEMENT


  This SECOND AMENDMENT TO THE SHAREHOLDER RIGHTS AGREEMENT dated July 8, 1996, between Dataware Technologies, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent, as amended (the "Agreement"), is dated as of December 14, 1999. Capitalized terms used and not defined herein have the same respective meanings as in the Agreement. Except as set forth herein, the Agreement shall remain in force without change.

  On December 14, 1999 the Board of Directors approved the Second Amendment to the Agreement (the "Second Amendment") for the purpose of deleting from the Agreement all requirements that the approval or concurrence of the Continuing Directors be obtained to effect certain actions under the Agreement.

  Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties agree as follows:

  Section 1.  Amendments.  The Agreement is hereby amended as follows:
              -----------

  (a) The text of Section 1(i) of the Agreement is hereby deleted in its entirety and the phrase "[Deleted]" is substituted in place thereof.

  (b) The phrase "a majority of Continuing Directors who are not officers of the Company and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person or Persons making such tender or exchange offer" in
Section 11(a)(iii) of the Agreement, is hereby deleted, and the phrase "two-thirds of the Directors of the Company then in office," is substituted in place thereof.

   (c) The phrase "which such Continuing Directors deem relevant," in Section 11(a)(iii) is hereby deleted and the phrase "which such Directors deem relevant," is substituted in place thereof.

   (d) The phrase "a majority of the Continuing Directors then in office," in each instance that it appears in Sections 11(a)(iv) of the Agreement, is hereby deleted, and the phrase "two-thirds of the Directors of the Company then in office," is substituted in place thereof.

   (e) The text "then the Continuing Directors on the Board of Directors of the Company (or, if none, a committee composed of one or more of the Continuing Directors who were in office immediately before the transaction described in the first sentence of Section 13(a))" in Section 13(c) of the Agreement, is hereby deleted, and the phrase "then the Board of Directors of the Company," is substituted in place thereof.
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   (f)  The text in Section 23(a), "then there must be Continuing Directors then in office and such authorization shall require the approval of a majority of such Continuing Directors," is hereby deleted and the clause, "then such authorization shall require the approval of two-thirds of the Directors of the Company then in office," is substituted in place thereof.

   (g) The parenthetical clause "shall be effective only if there are Continuing Directors and shall require the concurrence of a majority of such Continuing Directors" as it appears in Section 27 of the Agreement is hereby deleted, and the clause, "shall require the concurrence of two-thirds of the Directors of the Company then in office," is substituted in place thereof.

   Section 2.  Effect of Amendment; Ratification.  Except as expressly amended
               ----------------------------------
hereby, the Rights Plan is hereby ratified and confirmed in all respects and shall continue in full force and effect. All references in the Agreement, any Rights Certificate or any related agreement, instrument or document shall hereafter refer to the Agreement as amended hereby.

   Section 3.  Counterparts.  The Second Amendment may be executed in any number
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of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.


   IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

[CORPORATE SEAL]                              DATAWARE TECHNOLOGIES, INC.

Attest

By: /s/ Matthew C. Dallett                    By:  /s/ David Mahoney
    ------------------------                      -----------------------
    Matthew C. Dallett,                           David Mahoney, President and
    Assistant Secretary                           Chief Executive Officer


[CORPORATE SEAL]                              AMERICAN STOCK TRANSFER AND
                                              TRUST COMPANY

Attest
                                              By:  /s/ Herbert Lemmer
By:------------------------                      ------------------------
Name:                                          Name: Herbert Lemmer
Title:                                         Title: Vice President

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